SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Apple Hospitality REIT, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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APPLE HOSPITALITY REIT, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON THURSDAY, MAY 15, 2014

The Annual Meeting of Shareholders of Apple Hospitality REIT, Inc., formerly known as Apple REIT Nine, Inc., (the “Company”) will be held at the Marriott in downtown Richmond, Virginia located at 500 East Broad Street, Richmond, Virginia 23219, on Thursday, May 15, 2014 at 11:15 a.m., eastern daylight time, for the following purposes:

1.	To elect four (4) directors named in the attached proxy statement, one of whom will serve a one-year term and three of whom will serve three-year terms;

2.	To consider and act on an advisory vote regarding the approval of compensation paid to certain executive officers by the Company;

3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm to serve for 2014; and

4.	To transact such other business as may properly come before the meeting.

If you were a holder of record of any common shares of the Company at the close of business on the record date of March 21, 2014, you are entitled to vote at the meeting.  If you are present at the meeting, you may vote in person even if you have previously returned a proxy card.

A proxy card for voting your shares is located in the envelope in which these proxy materials were mailed.  Using information supplied on the enclosed proxy card, you may vote by telephone, via the Internet or by mailing the proxy card.  To vote by telephone, dial 1-800-690-6903 using a touch-tone phone and follow the recorded instructions.  You will be asked to provide the company number and control number from the enclosed proxy card.  To vote on the Internet, visit www.proxyvote.com.  You will be asked to provide the company number and control number from the enclosed proxy card.  To vote by mail, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided.  If you need a replacement proxy card, assistance may be obtained by calling Ms. Kelly Clarke in the Company’s Investor Services Department, at (804) 344-8121.

By Order of the Board of Directors

David Buckley
Secretary

April 7, 2014

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD.  IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

IN ADDITION TO THE ENCLOSED, THE COMPANY’S PROXY STATEMENT FOR THE 2014 ANNUAL MEETING OF SHAREHOLDERS AND THE ANNUAL REPORT FOR THE YEAR ENDED DECEMBER 31, 2013, ARE AVAILABLE AT HTTP://MATERIALS.PROXYVOTE.COM/03784Y.

APPLE HOSPITALITY REIT, INC.

PROXY STATEMENT
DATED
APRIL 7, 2014

Annual Meeting of Shareholders
To Be Held
May 15, 2014

General

The enclosed proxy is solicited by the management of Apple Hospitality REIT, Inc., formerly known as Apple REIT Nine, Inc., (the “Company”) for the Annual Meeting of Shareholders to be held at the Marriott in downtown Richmond, Virginia, located at 500 East Broad Street, Richmond, Virginia 23219, on Thursday, May 15, 2014 at 11:15 a.m., eastern daylight time (the “Annual Meeting”).  Your proxy may be revoked at any time before being voted at the Annual Meeting, either by a written notice of revocation that is received by the Company before the Annual Meeting or by conduct that is inconsistent with the continued effectiveness of the proxy, such as delivering another proxy with a later date or attending the Annual Meeting and voting in person.

Unless your proxy indicates otherwise, all shares represented by a proxy that you sign and return will be voted FOR the nominees listed in proposal one, and FOR proposals two and three.

This proxy statement and the enclosed proxy are being mailed to the common shareholders of record at the close of business on March 21, 2014 (the “Record Date”).  The approximate date of such mailing is expected to be April 7, 2014.  Such mailing to shareholders also will contain the Company’s Annual Report, which includes audited consolidated financial statements for the year ended December 31, 2013 (the “Annual Report”).

At the close of business on the Record Date, a total of 374,050,800 common shares of the Company (the “Common Shares”) were issued and outstanding and entitled to vote on all matters, including those to be acted upon at the Annual Meeting.  Each Common Share is entitled to one vote.  The presence in person or by proxy of a majority of the Common Shares entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business.

Company Information

The Company operates as a real estate investment trust, or “REIT,” for federal income tax purposes.  The mailing address of the Company is 814 East Main Street, Richmond, Virginia 23219.  Notice of revocation of proxies should be sent to Broadridge Financial Services, Inc., 51 Mercedes Way, Edgewood, New York 11717, Attn: Issuer Services Department.  The Company can be contacted, and public information about the Company can be obtained, by sending a written notice to Ms. Kelly Clarke, Investor Services Department, at the Company’s address as provided above or through its website www.applehospitalityreit.com.

The Company will be responsible for the costs of the solicitation set forth in this proxy statement.  The Annual Report mailed with this proxy statement includes (except for Exhibits) the Company’s Annual Report on Form 10-K as filed with the U.S. Securities and Exchange Commission (“Securities and Exchange Commission” or “SEC”) for the year ended December 31, 2013.  The Company’s Annual Report on Form 10-K and its other public federal securities filings also may be obtained electronically through the EDGAR system of the Securities and Exchange Commission at www.sec.gov.  The proxy materials that were mailed are also available at http://materials.proxyvote.com/03784Y.

Ownership of Equity Securities

The determination of “beneficial ownership” for purposes of this proxy statement has been based on information reported to the Company and the rules and regulations of the Securities and Exchange Commission.  References below to “beneficial ownership” by a particular person, and similar references, should not be construed as an admission or determination by the Company that Common Shares in fact are beneficially owned by such person.

On the Record Date, the Company had a total of 374,050,800 issued and outstanding Common Shares.  There are no shareholders known to the Company who beneficially owned more than 5% of its outstanding voting securities on such date.  The following table sets forth the beneficial ownership of the Company’s securities by its directors and executive officers as of the Record Date:

Security Ownership of Management

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common Shares	Bruce H. Matson	282,481	(1)	*
	Michael S. Waters	254,862	(1)	*
	Robert M. Wily	254,862	(1)	*
	Glenn W. Bunting	234,276	(1)	*
	Kent W. Colton	234,276	(1)	*
	James C. Barden, Jr.	11,000	(1)	*
	Glade M. Knight	16,253,414	(2)	4.3%
	Justin G. Knight	1,899,553	(3)	*
	David S. McKenney	1,400,065		*
	Kristian M. Gathright	1,400,065		*
	Bryan F. Peery	174,578		*
	All directors and executive officers as a group	22,551,337		6.0%

*	Less than one percent of class.
(1)	Amounts shown consist entirely of securities that may be acquired upon the exercise of options, although no options have been exercised to date.
(2)	Includes 348,969 shares held by Kathleen Knight, the wife of Glade M. Knight.
(3)	Includes 485,543 shares held in trust or in a family limited partnership. Justin G. Knight has voting and dispositive control over such shares.

Information regarding the Company’s stock option plan is set forth in Note 9 to the Company’s audited consolidated financial statements, which are included in the Annual Report that accompanies this proxy statement.

Proposal 1. Election of Directors

Nominees.  Effective June 5, 2013, the Company’s Board of Directors increased the size of the Board of Directors from four to five members and elected James C. Barden, Jr. to fill the newly created Board seat until the Annual Meeting.  In addition, in connection with the merger of Apple REIT Seven, Inc. (“Apple Seven”) and Apple REIT Eight, Inc. (“Apple Eight”) into wholly owned subsidiaries of the Company, the Company’s Board of Directors increased the size of the Board of Directors from five to seven members and elected Glenn W. Bunting and Kent W. Colton to fill the newly created Board seats until the Annual Meeting, effective March 1, 2014.

As a result of the elections described above, the Company’s Board of Directors currently consists of seven directors, who are divided into three classes with staggered terms.  The terms of James C. Barden, Jr., Glenn W. Bunting, Kent W. Colton and Glade M. Knight will expire at the time of the Annual Meeting.  The Board of Directors recommends (i) the re-election of Mr. Barden to the Board of Directors to serve a one-year term and (ii) the re-election of Mr. Bunting, Mr. Colton and Mr. Knight to the Board of Directors each to serve a three-year term.

Nominees for Election to Board of Directors	Length of term if Elected(1)

James C. Barden, Jr.	One year term expiring in 2015
Glenn W. Bunting	Three year term expiring in 2017
Kent W. Colton	Three year term expiring in 2017
Glade M. Knight	Three year term expiring in 2017

(1)	Terms would extend until the Annual Meeting of Shareholders for the year shown, or until a successor is duly elected and qualified, except in the event of prior resignation, death, or removal.

Unless otherwise specified, all Common Shares represented by proxies will be voted FOR the election of the nominees listed.  If a nominee ceases to be available for election as a director, discretionary authority may be exercised by each of the proxies named on the attached proxy card to vote for a substitute.  No circumstances are presently known that would cause any nominee to be unavailable for election as a director.  The nominees are now members of the Board of Directors, have been nominated by action of the Board of Directors, and have indicated their willingness to serve if elected.  If a quorum is present at the Annual Meeting, four positions on the Board of Directors will be filled by the election of the four properly nominated candidates who receive the greatest number of votes at the Annual Meeting, even if the nominee does not receive a majority of all votes represented and entitled to be cast.

A shareholder who wishes to abstain from voting on the election of a director may do so by specifying, as provided on the enclosed proxy, that authority to vote for any or all of the nominees is to be withheld.  Withheld votes and broker non-votes will have no effect on the election of a director.

Below are brief descriptions of the nominees and their principal occupations and employment during at least the past five years and his directorships, if any, in public companies other than the Company.

James C. Barden, Jr. Mr. Barden, 55, has served as the Managing Partner of Morrison Grove Capital Advisors, a real estate advisory and investment company, since its inception in 1996.  From 1995 to 1996, Mr. Barden worked as an independent contractor for First Union’s Capital Markets Group.  Mr. Barden served as a Senior Vice President for Signet Bank from 1990 until 1995, where his group managed a portfolio of commercial mortgages, construction loans and tax-exempt loans of more than $700 million.  Prior to his years at Signet Bank, Mr. Barden was a Vice President for Crestar Bank in Washington, D.C. from 1987 until 1990.  Mr. Barden holds a Bachelors of Science in Commerce degree from the University of Virginia and a MBA from Virginia Commonwealth University.  He has served on several local and regional charity and business boards.  Mr. Barden was a member of the Apple Seven board of directors from June 2013 until the merger was completed in March 2014 and was a member of Apple Seven’s Executive Committee.  Mr. Barden has been a member of the Company’s Board since June 5, 2013, and until the Apple Seven and Apple Eight mergers was a member of the Company’s Executive Committee.  Currently Mr. Barden serves on the Company’s Audit and Compensation Committees.  The Board believes his strong real estate advisory and investment experience and his mortgage and financing background provides him with the skills and qualifications to serve as a director.

Glenn W. Bunting.  Mr. Bunting, 69, has served as President of GB Corporation since January 2011.  From 1985 until 2010, Mr. Bunting served as President of American KB Properties, Inc., which developed and managed shopping centers.  Mr. Bunting was a director of Cornerstone Realty Income Trust, of which Glade M. Knight was Chairman and Chief Executive Officer, from 1993 until its merger with Colonial Properties Trust in 2005.  He is also a member of the Board of Directors of Landmark Apartment Trust of America (formerly Apartment Trust of America, Inc. and Grubb & Ellis Apartment REIT, Inc.).  Mr. Bunting served as a director of Apple Hospitality Two, Inc. (“Apple Two”) and Apple Hospitality Five, Inc. (“Apple Five”) until the companies were sold in May 2007 and October 2007, respectively.  Mr. Bunting also served as a director of Apple Eight from 2007 until the merger was completed in March 2014 and was a member of Apple Eight’s Executive Committee and Compensation Committee and served as Chair of Apple Eight’s Audit Committee during that same period.  Mr. Bunting served as a director of Apple Seven from 2006 until the merger was completed in March 2014 and was a member of Apple Seven’s Executive Committee and served as Chair of Apple Seven’s Audit Committee and Compensation Committee during the same time.  Apple Two, Apple Five, Apple Seven, and Apple Eight were real estate investment trusts.  Mr. Bunting has been a member of the Company’s Board and the Company’s Executive Committee and has served as the Chair of the Company’s Compensation Committee since March 1, 2014.  The Board believes his extensive REIT experience and strong background in commercial real estate and finance provide him with the skills and qualifications to serve as a director.

Kent W. Colton.  Dr. Colton, 70, serves as Senior Fellow of the Joint Center for Housing Studies at Harvard University and previously served as Senior Scholar from 1999 until 2010.  Since December 2010, Dr. Colton has also served as President of The Colton Housing Group, a housing research and consulting company engaged in a wide range of housing and housing-finance activities.  From 1999 until 2010, he served as President of KColton LLC, a consulting and housing research company in McLean, Virginia.  After receiving his PhD from MIT in 1972, Dr. Colton worked as an Associate Professor at MIT from 1975 to 1978 and then as a Professor at BYU from 1978 to 1981.  From April 1984 through May 1999, he was Executive Vice President and Chief Executive Officer of the National Association of Home Builders.  From 2001 through March 2005, Dr. Colton served as an independent director of Cornerstone Realty Income Trust, a real estate investment trust (of which Glade M. Knight was Chairman and Chief Executive Officer) that owned apartment communities.  Dr. Colton currently serves on the Board of Trustees for Southern Virginia University in Buena Vista, Virginia.  He previously served as a director of Apple Five from its inception until the company was sold in October 2007.   Dr. Colton has also served on the board of Apple REIT Ten, Inc. (“Apple Ten”), a real estate investment trust, since its inception.  Dr. Colton was a board member of Apple Eight from 2007 until the merger was completed in March 2014, and served as Chair of Apple Eight’s Compensation Committee during that same period.  Dr. Colton was a board member of Apple Seven from 2006 until the merger was completed in March 2014, and was a member of Apple Seven’s Executive, Compensation and Audit Committees during that same period.  Apple Five, Apple Seven, and Apple Eight were real estate investment trusts.  Dr. Colton has been a member of the Company’s Board and the Company’s Audit Committee and newly established Governance Committee since March 1, 2014.  The Board believes his extensive real estate and financial experience provide him with the skills and qualifications to serve as a director.

Glade M. Knight.  Mr. Knight, 70, has served as the Chairman and Chief Executive Officer of the Company since its inception.  Mr. Knight is also the founder of Apple Ten and has served as its Chairman and Chief Executive Officer since its inception.  Mr. Knight was also the founder of Apple Seven and Apple Eight (which were real estate investment trusts) and served as the Chairman and Chief Executive Officer of those companies from their inception until the mergers with the Company were completed in March 2014.  In addition, Mr. Knight was the Chairman and Chief Executive Officer of Apple REIT Six, Inc. (“Apple Six”), a real estate investment trust, from 2004 until the company merged with an affiliate of Blackstone Real Estate Partners VII in May 2013.  Mr. Knight served in the same capacity for Apple Five, another lodging REIT, from 2002 until the company was sold to Inland American Real Estate Trust, Inc. in October 2007, and Apple Two, a lodging REIT, from 2001 until it was sold to an affiliate of ING Clarion in May 2007.  In addition, Mr. Knight served as Chairman and Chief Executive Officer of Cornerstone Realty Income Trust, Inc. from 1993 until it merged with a subsidiary of Colonial Properties Trust in 2005.  Following the merger in 2005 until April 2011, Mr. Knight served as a trustee of Colonial Properties Trust.  Cornerstone Realty Income Trust, Inc. owned and operated apartment communities in Virginia, North Carolina, South Carolina, Georgia and Texas.  Mr. Knight is the Chairman of the Board of Trustees of Southern Virginia University in Buena Vista, Virginia.  He also is a member of the Advisory Board to the Graduate School of Real Estate and Urban Land Development at Virginia Commonwealth University.  Additionally, he serves on the National Advisory Council for Brigham Young University and is a founding member of the University’s Entrepreneurial Department of the Graduate School of Business Management.  Mr. Knight has been a member of the Company’s Board and has served as the Chair of the Company’s Executive Committee since 2007.  The Board believes his extensive REIT executive experience and extensive background in real estate, corporate finance and strategic planning provide him with the skills and qualifications to serve as a director.  On February 12, 2014, Mr. Knight, Apple Seven, Apple Eight, Apple Nine and their related advisory companies entered into settlement agreements with the SEC.  Along with Apple Seven, Apple Eight, Apple Nine and their advisory companies, and without admitting or denying the SEC’s allegations, Mr. Knight consented to the entry of an administrative order, under which Mr. Knight and the noted companies each agreed to cease and desist from committing or causing any violations of Sections 13(a), 13(b)(2)(A), 13(b)(2)(B), 14(a), and 16(a) of the Exchange Act and Rules 12b-20, 13a-1, 13a-13, 13a-14, 14a-9, and 16a-3 thereunder.

MANAGEMENT RECOMMENDS A VOTE “FOR” THE ABOVE NOMINEES.

Continuing Directors. The following individuals constitute the directors of the Company whose terms expire after 2014.

Bruce H. Matson.  Mr. Matson, 56, is a director of the Company and is a Vice President and Director of the law firm of LeClairRyan, a Professional Corporation, in Richmond, Virginia.  Mr. Matson joined LeClairRyan in 1994 and has practiced law since 1983.  He was also a director of Apple Seven, a real estate investment trust, from its inception until the merger was completed in March 2014.  In addition, Mr. Matson previously served as a director of Apple Two, Apple Five, and Apple Six (which were real estate investment trusts) from the inception of those companies until the companies were sold in May 2007, October 2007 and May 2013, respectively.  Mr. Matson was a member of the Company’s Executive, Audit and Compensation Committees, and served as the Chair of the Company’s Compensation Committee from its inception until March 1, 2014.  He is currently a member of the Executive Committee and Chair of the Governance Committee.  He has been a member of the Board since 2008 and his current term will expire in 2015.  The Board believes his extensive legal and commercial finance experience provide him with the skills and qualifications to serve as a director.

Michael S. Waters.  Mr. Waters, 59, is a director of the Company and has served as the President and co-founder of Partnership Marketing, Inc. since 1999.  From 1995 through 1998, Mr. Waters served as a Vice President and General Manager of GT Foods, a division of Good Times Home Video.  From 1987 to 1995, he served as a Vice President and General Manager of two U.S. subsidiaries (Instant Products of America and Chocolate Products) of George Weston Ltd. (Canada), a fully integrated food retailer and manufacturer.  He was also a director of Apple Eight from inception until the merger was completed in March 2014.  In addition, Mr. Waters previously served as a director of Apple Two, Apple Five, and Apple Six (which were real estate investment trusts) from the inception of those companies until the companies were sold in May 2007, October 2007 and May 2013, respectively.  Mr. Waters has been the Chair of the Company’s Audit Committee since February 2013, and has been a member of the Audit Committee since inception.  Mr. Waters has been a member of the Board since 2008 and his current term will expire in 2016.  The Board believes his strong executive background in corporate finance, marketing, international operations and strategic planning provide him with the skills and qualifications to serve as a director.

Robert M. Wily.  Mr. Wily, 64, is a director of the Company and has served as an International Judicial Consultant since 1997.  Mr. Wily served as the Director of Client Services of the Center for Claims Resolution in Princeton, New Jersey from 2000 until 2001.  He served as the Deputy Chief, Article III Judges Division, of the Administrative Office of the U.S. Courts from 1999 to 2000.  He also served as the Clerk of Court for the United States Bankruptcy Court for the Eastern District of Virginia from 1986 to 1999 and the District of Utah from 1981 to 1986.  Prior to holding those positions, Mr. Wily was in the private practice of law.  He also served as a director of Apple Eight, a real estate investment trust, from its inception until the merger was completed in March 2014.  In addition, he previously served as a director of Apple Two, Apple Five, and Apple Six (which were real estate investment trusts) from their inception until the companies were sold in May 2007, October 2007 and May 2013, respectively.  Mr. Wily has been a member of the Company’s Executive Committee, Audit Committee and Compensation Committee since its inception until March 2014.  He is currently a member of the Executive, Compensation and Governance Committees.  Mr. Wily has been a member of the Board since 2008 and his current term will expire in 2016.  The Board believes his extensive experience in corporate finance, law, strategic planning and international relations provides him with the skills and qualifications to serve as a director.

Director Resignation.  Effective February 11, 2013, Lisa B. Kern accepted a new employment position, and as a requirement of the new position in accordance with her employer’s policy prohibiting service on the board of any publicly-held company, she resigned from the Board of Directors of the Company.  Ms. Kern had been a member of the Board since 2008.  Ms. Kern was the Chair of the Board of Directors’ Audit Committee.  The Board of Directors appointed Bruce Matson to fill the vacancy on the Audit Committee and appointed Michael Waters as the Chair.

Proposal 2. Advisory Vote On Executive Compensation Allocated to the Company

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that the Company provide its shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the allocated compensation of the Company’s named executive officers as disclosed in this proxy statement.  The Company encourages shareholders to read the disclosure under “Compensation Discussion and Analysis” for more information concerning the Company’s compensation philosophy, programs and practices, the compensation and governance-related actions taken in fiscal 2013 and the allocated compensation awarded to the named executive officers. The Board of Directors has adopted a policy that provides for an annual shareholder advisory vote on the executive compensation allocated to the Company.

As required by Section 14A of the Securities Exchange Act of 1934, as amended, the Company is asking you to vote on the adoption of the following resolution:

RESOLVED: That the shareholders of the Company approve, on a nonbinding, advisory basis, the allocated compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, Summary Compensation Table and narrative discussion in the proxy statement.

The affirmative vote of a majority of the votes cast will be necessary to approve this proposal.  Abstentions and broker non-votes will have no effect on the outcome of this proposal.  The shareholder vote on this proposal is advisory and nonbinding and serves only as a recommendation to the Board of Directors.

MANAGEMENT RECOMMENDS A VOTE “FOR” THE ABOVE PROPOSAL.

Proposal 3. Ratification of the Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm

The firm of Ernst & Young LLP served as independent registered public accounting firm for the Company in 2013.  A representative of Ernst & Young LLP is expected to be present at the Annual Meeting.  The representative will have an opportunity to make a statement if he or she so desires and will be available to answer appropriate questions from shareholders.  The Board of Directors has approved the retention of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2014, based on the recommendation of the Audit Committee.  Independent accounting fees for the last two fiscal years are shown in the table below:

Year	Audit Fees	Audit-Related Fees	Tax Fees	All Other Fees
2013	$440,000	—	—	—
2012	$367,899	—	—	—

All services rendered by Ernst & Young LLP are permissible under applicable laws and regulations, and the annual audit of the Company was pre-approved by the Audit Committee, as required by applicable law.  The nature of each of the services categorized in the preceding table is described below:

Audit Fees. These are fees for professional services rendered for the audit of the Company’s annual financial statements included in the Company’s Form 10-K, reviews of the financial statements included in the Company’s Form 10-Q filings or services normally provided by the independent auditor in connection with statutory or regulatory filings or engagements and other accounting and financial reporting work necessary to comply with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and fees for services that only the Company’s independent auditor can reasonably provide.

Audit-Related Fees.  These are fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements.  Such services include accounting consultations, internal control reviews, audits in connection with acquisitions, attest services related to financial reporting that are not required by statute or regulation and required agreed-upon procedure engagements.

Tax Fees.  Such services include tax compliance, tax advice and tax planning.

All Other Fees.  These are fees for other permissible work that does not meet the above category descriptions.  Such services include information technology and technical assistance provided to the Company.  Generally, this category would include permitted corporate finance assistance, advisory services and licenses to technical accounting research software.

These accounting services are actively monitored (as to both spending level and work content) by the Audit Committee to maintain the appropriate objectivity and independence in the core area of accounting work by Ernst & Young LLP, which is the audit of the Company’s consolidated financial statements.

Pre-Approval Policy for Audit and Non-Audit Services.  In accordance with the Sarbanes-Oxley Act of 2002, all audit and non-audit services provided to the Company by its independent auditors must be pre-approved by the Audit Committee.  As authorized by that statute, the Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve up to $25,000 in audit and non-audit services.  This authority may be exercised when the Audit Committee is not in session.  Any decisions by the Chair of the Audit Committee under this delegated authority will be reported at the next meeting of the Audit Committee.  All services reported in the preceding fee table for fiscal years 2012 and 2013 were pre-approved by the full Audit Committee, as required by then applicable law.

The Company is asking you to vote on the adoption of the following resolution:

RESOLVED: That the shareholders of the Company ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

The affirmative vote of a majority of the votes cast will be necessary to approve this proposal.  Abstentions and broker non-votes will have no effect on the outcome of this proposal.  The shareholder vote on this proposal is advisory and nonbinding and serves only as a recommendation to the Board of Directors.  If the shareholders do not ratify the appointment of Ernst & Young LLP by the affirmative vote of a majority of the votes cast at the meeting, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP.

MANAGEMENT RECOMMENDS A VOTE “FOR” THE ABOVE PROPOSAL.

Corporate Governance, Risk Oversight and Procedures for Shareholder Communications

Board of Directors.  The Company’s Board of Directors has determined that all of the Company’s directors (and nominees for director), except Mr. Knight, are “independent” within the meaning of the rules of the New York Stock Exchange (which the Company, although not listed on a national exchange, has adopted for purposes of determining such independence).  Ms. Kern was also considered to be “independent” during her term as director.  In making this determination, the Board considered all relationships between the applicable director and the Company, including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships.

The Board has adopted a categorical standard that a director is not independent (a) if he or she receives any personal financial benefit from, on account of or in connection with a relationship between the Company and the director (excluding directors fees and options); (b) if he or she is a partner, officer, employee or managing member of an entity that has a business or professional relationship with, and that receives compensation from, the Company; or (c) if he or she is a non-managing member or shareholder of such an entity and owns 10% or more of the membership interests or common stock of that entity.  The Board may determine that a director with a business or other relationship that does not fit within the categorical standard described in the immediately preceding sentence is nonetheless independent, but in that event, the Board is required to disclose the basis for its determination in the Company’s then current annual proxy statement.  In addition, the Board has voluntarily adopted, based on rules of the New York Stock Exchange, certain conditions that prevent a director from being considered independent while the condition lasts and then for three years thereafter.

Code of Ethics.  The Board has adopted a Code of Business Conduct and Ethics for the Company’s officers, directors and employees, which is available at the Company’s web site www.applehospitalityreit.com.  The purpose of the Code of Business Conduct and Ethics is to promote (a) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest; (b) full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company; and (c) compliance with all applicable rules and regulations that apply to the Company and its officers, directors and employees.

Risk Oversight.  The Board believes that risk oversight is a key function of a Board of Directors.  It administers its oversight responsibilities through its Audit Committee and Compensation Committee.  All members of both committees are independent directors.  The entire Board is kept abreast of and involved in the Company’s risk oversight process.  It is through the approval of officers and compensation plans, and management updates on property performance, industry performance, financing strategy, acquisitions strategy and capital improvements, that the Board has input to manage the Company’s various risks.  Additionally, through the Audit Committee, the Board reviews management’s and independent auditors’ reports on the Company’s internal controls and any associated potential risks of fraudulent activities.  Risk oversight is also one of the factors considered by the Board in establishing its leadership structure.  The Board believes that the current combined Chairman and Chief Executive Officer roles of Mr. Knight enhances its ability to engage in risk oversight because of Mr. Knight’s insights from a management perspective into the material risks inherent in the Company’s business and his agenda setting role as Chairman allow him to ensure that the Board and the named committees give attention to these areas.

Shareholder Communications.  Shareholders may send communications to the Board or its members.  Any such shareholder communications should be directed to Ms. Kelly Clarke, Investor Services Department (as described in a preceding section of this proxy statement entitled “Company Information”).  Such communications receive an initial evaluation to determine, based on the substance and nature of the communication, a suitable process for internal distribution, review and response or other appropriate treatment.

Consideration of Director Nominee

Director Qualifications

The Company believes the Board should encompass a diverse range of talent, skill and expertise sufficient to provide sound and prudent guidance with respect to the Company’s operations and interests.  Each director also is expected to exhibit high standards of integrity, commitment and independence of thought and judgment; use his or her skills and experiences to provide independent oversight to the business of the Company; participate in a constructive and collegial manner; be willing to devote sufficient time to carrying out their duties and responsibilities effectively; devote the time and effort necessary to learn the business of the Company and the Board; and represent the long-term interests of all shareholders.

The Board has determined that the Board of Directors as a whole must have the right mix of characteristics and skills for the optimal functioning of the Board in its oversight of the Company.  The Board believes it should be comprised of persons with skills in areas such as finance; real estate; banking; strategic planning; human resources; leadership of business organizations; and legal matters.  Although it does not have a diversity policy, the Board believes it is desirable for the Board to be composed of individuals who represent a mix of viewpoints, experiences and backgrounds.

In addition to the targeted skill areas, the Board looks for a strong record of achievement in key knowledge areas that it believes are critical for directors to add value to the Board, including:

•	Strategy—knowledge of the Company business model, the formulation of corporate strategies, knowledge of key competitors and markets;

•	Leadership—skills in coaching and working with senior executives and the ability to assist the Chief Executive Officer;

•	Organizational Issues—understanding of strategy implementation, change management processes, group effectiveness and organizational design;

•	Relationships—understanding how to interact with investors, accountants, attorneys, management companies, analysts, and communities in which the Company operates;

•	Functional—understanding of finance matters, financial statements and auditing procedures, technical expertise, legal issues, information technology and marketing; and

•	Ethics—the ability to identify and raise key ethical issues concerning the activities of the Company and senior management as they affect the business community and society.

Nomination Procedures.  The Company historically has not had a nominating committee.  All nominating functions were handled directly by the full Board of Directors, which the Board believed was the most effective and efficient approach based on the size of the Board and the historic operations and needs of the Company.  As discussed below, in conjunction with the mergers with Apple Seven and Apple Eight, the Board has established a Governance Committee that, upon adopting a charter, plans to oversee the nomination process and recommend nominees to the Board in the future.  As outlined above, in selecting a qualified nominee, the Board considers such factors as it deems appropriate, which may include the current composition of the Board; the range of talents of the nominee that would best complement those already represented on the Board; the extent to which the nominee would diversify the Board; the nominee’s standards of integrity, commitment and independence of thought and judgment; and the need for specialized expertise.  Applying these criteria, the Board considers candidates for Board membership suggested by its members, as well as management and shareholders.  Shareholders of record may nominate directors in accordance with the Company’s bylaws which require, among other items, notice sent to the Company’s Secretary not less than 60 days prior to a shareholder meeting that will include the election of Board members.  No nominations other than those made by the Board were received for the Annual Meeting.

Committees of the Board and Board Leadership

Summary.  The Board of Directors has four standing committees, which are specified below and have the following functions:

•
Executive Committee.  The Executive Committee has, to the extent permitted by law, all powers vested in the Board of Directors, except powers specifically withheld from the Committee under the Company’s bylaws or by law.

•
Audit Committee.  The Audit Committee operates in accordance with a written charter that is available at the Company’s web site, www.applehospitalityreit.com.  The Audit Committee recommends to the Board of Directors, which annually ratifies, the level of distributions to shareholders and has the other functions and responsibilities set forth in its charter.  A report by the Audit Committee appears in a following section of this proxy statement.

•
Compensation Committee.  The Compensation Committee operates in accordance with a written charter that is available at the Company’s web site, www.applehospitalityreit.com, and administers the Company’s stock option plan and oversees the compensation and reimbursement of directors and executive officers of the Company.

•
Governance Committee.  The Board established a Governance Committee in early 2014.  Although the Governance Committee has not yet adopted a written charter, it is expected that the Governance Committee will be responsible for, among other things, advising the Board on matters relating to corporate governance and overseeing the Board’s nomination process.

During 2013, the Board of Directors also had a Special Committee that was formed to evaluate a proposed consolidation of the Company (then known as Apple REIT Nine, Inc.), Apple Seven and Apple Eight, in which the Company would acquire Apple Seven and Apple Eight in two mergers.  In August 2013, the Special Committee, comprised of only non-management directors, recommended that the Board of Directors approve the merger agreement under which Apple Seven and Apple Eight would be merged with and into wholly owned subsidiaries of the Company (the “Merger Agreement”) and the various other transactions contemplated by the Merger Agreement.

Board Leadership.  As noted above, currently, the Chairman of the Board is also the Company’s Chief Executive Officer and the Board does not have a lead independent director.  The Board has adopted this structure based on the significant industry experience of Mr. Knight, the effectiveness of having one person serve in both of these roles and the relatively limited complexity of the Company.  Combining the Chairman and Chief Executive Officer roles fosters clear accountability, effective decision-making, and alignment on corporate strategy.  With the Company focusing only on real estate ownership, very few strategic decisions are necessary without input from the entire Board.  Therefore, any conflict that may arise with both the Chairman and Chief Executive Officer being the same person are mitigated.

Audit Committee Independence.  The Board of Directors has determined that each current member of the Audit Committee is (and Ms. Kern during her term on the Audit Committee was) “independent,” as defined in the listing standards of the New York Stock Exchange.  To be considered independent, a member of the Audit Committee must not (other than in his or her capacity as a director or committee member, and subject to certain other limited exceptions) either (a) accept directly or indirectly any consulting, advisory, or other compensatory fee from the Company or any subsidiary; or (b) be an affiliate of the Company or any subsidiary.  The Audit Committee does not have a member who is a “financial expert” within the meaning of the regulations issued by the U.S. Securities and Exchange Commission.  The Company’s management believes that the combined experience and capabilities of the Audit Committee members are sufficient for the current and anticipated operations and needs of the Company.  In this regard, the Board has determined that each Audit Committee member is “financially literate” and that at least one member has “accounting or related financial management expertise,” as all such terms are defined by the rules of the New York Stock Exchange.

Meetings and Membership.  The Board held a total of nine meetings during 2013 (including regularly scheduled and special meetings).  The following table shows both the membership of the Company’s standing committees during 2013 and the number of meetings held during 2013:

Committee	Members of Committee During 2013	Number of Committee Meetings During 2013
Executive	Glade M. Knight*	0
	Bruce H. Matson
	Robert M. Wily
	James C. Barden, Jr.

Audit	Michael S. Waters*	5
	Robert M. Wily
	Lisa B. Kern**
	Bruce H. Matson

Compensation	Bruce H. Matson*	1
	Robert M. Wily

Special	Bruce H. Matson*	10
	Michael S. Waters

*	Indicates the Chair of each committee during 2013. Michael S. Waters was elected Chair of the Audit Committee upon the resignation of Lisa B. Kern** who was previously the Chair.

**
Chair of the Audit Committee during 2013 until she resigned from the Board effective February 11, 2013, due to a new employment position.  Bruce H. Matson was appointed to fill her position on the Audit Committee.

Current Committee Membership.  In connection with the Apple Seven and Apple Eight mergers, the membership of the Board Committees was modified.  The Executive Committee continues to be chaired by Glade M. Knight and the other members are, Glenn W. Bunting, Bruce H. Matson and Robert M. Wily.  The current members of the Audit Committee are, Michael S. Waters (Chair), Kent W. Colton and James C. Barden, Jr.  The current members of the Compensation Committee are, Glenn W. Bunting (Chair), James C. Barden, Jr. and Robert M. Wily.  As noted above with the Apple Seven and Apple Eight mergers, the Board also established a Governance Committee, the members of which are, Bruce H. Matson (Chair), Kent W. Colton and Robert M. Wily.

Attendance and Related Information.  It is the policy of the Company that directors should attend each annual meeting of shareholders.  All of the directors at the time of the meeting attended the 2013 annual meeting of shareholders.  The Company also expects directors to attend each regularly scheduled and special meeting of the Board, but recognizes that, from time to time, other commitments may preclude full attendance.  In 2013, each director attended at least 75% of the aggregate of (a) the total number of meetings of the Board of Directors that were held during the period in which he or she was a director, and (b) the total number of meetings held by all committees of the Board on which he or she served during the period in which he or she served.

Compensation of Directors

The compensation of the directors is reviewed and approved annually by the Board of Directors.  During 2013, the directors of the Company were compensated as follows:

All Directors in 2013.  All directors were reimbursed by the Company for travel and other out-of-pocket expenses incurred by them to attend meetings of the directors and committee meetings and in conducting the business of the Company.

Independent Directors in 2013.  The independent directors (classified by the Company as all directors other than Mr. Knight) received annual directors’ fees of $15,000, plus $1,000 for each meeting of the Board attended, $1,000 for each committee meeting attended, and $1,500 for each special meeting attended in regards to the Company’s consideration of a potential consolidation.  Additionally, the Chair of the Audit Committee received an additional fee of $2,500 in 2013 and the Chair of the Compensation Committee received an additional fee of $1,500 in 2013.  Under the Company’s Non-Employee Directors’ Stock Option Plan, each non-employee director, other than James C. Barden, Jr. who received options to purchase 5,500 Units exercisable at $10.25 per Unit, received options to purchase 36,487 Units, exercisable at $10.25 per Unit.  Prior to the completion of the mergers with Apple Seven and Apple Eight, the Company issued Units which were comprised of one series A preferred share and one common share.  In connection with the mergers, the series A preferred shares were terminated and the only outstanding equity of the Company is common shares.

Non-Independent Director in 2013.  Mr. Knight received no compensation from the Company for his services as a director.

Director Summary Compensation

Director	Year	Fees Earned	Option Awards(1)	Total
Lisa B. Kern(2)	2013	$—	$—	$—
Bruce H. Matson	2013	47,000	36,658	83,658
Michael S. Waters	2013	48,000	36,658	84,658
Robert M. Wily	2013	33,500	36,658	70,158
James C. Barden, Jr.	2013	24,500	5,488	29,988
Glade M. Knight	2013	—	—	—

(1)	The amounts in this column reflect the grant date fair value determined in accordance with FASB ASC Topic 718.

(2)	Resigned from the Board effective February 11, 2013, due to a new employment position.

Executive Officers

In 2013, the Company’s executive officers were: Glade M. Knight, who served as Chief Executive Officer; David S. McKenney, who served as President of Capital Markets; Justin G. Knight (Glade M. Knight’s son), who served as President; Kristian M. Gathright, who served as Executive Vice President and Chief Operating Officer; Bryan Peery, who served as Executive Vice President and Chief Financial Officer; and David P. Buckley, who served as Executive Vice President and Chief Legal Counsel.  Each executive officer is appointed annually by the Board of Directors at its meeting prior to the annual meeting of shareholders.

David Buckley.  Mr. Buckley, 46, has served as Executive Vice President and Chief Legal Counsel for the Company since its inception.  In addition, Mr. Buckley has served as Executive Vice President and Chief Legal Counsel for Apple Ten since its inception, and also served as Executive Vice President and Chief Legal Counsel for Apple Seven and Apple Eight from their inception until the mergers were completed in March 2014.  Mr. Buckley served as Senior Vice President and General Counsel for Apple Two and Apple Five until Apple Two was sold to an affiliate of ING Clarion in May 2007 and Apple Five was sold to Inland American Real Estate Trust, Inc. in October 2007.  Mr. Buckley also served as Executive Vice President and General Counsel of Apple Six from 2005 until Apple Six merged with an affiliate of Blackstone Real Estate Partners VII in May 2013.  Prior to his service with these companies, from 1999 to 2005, Mr. Buckley served as an Associate, specializing in commercial real estate, with McGuireWoods, a full-service law firm headquartered in Richmond, Virginia.  Mr. Buckley holds a Juris Doctor degree Cum Laude from the University of Richmond, Richmond, Virginia, a Master of Urban and Regional Planning degree from Virginia Commonwealth University, Richmond, Virginia, and a Bachelor of Science degree in Industrial Technology from the University of Massachusetts Lowell, Lowell, Massachusetts.  Mr. Buckley is a member of the Virginia State Bar and the Richmond Bar Association.

Kristian Gathright.  Mrs. Gathright, 41, has served as Executive Vice President and Chief Operating Officer for the Company since its inception.  In addition, Mrs. Gathright has served as Executive Vice President and Chief Operating Officer for Apple Ten since its inception.  She also served as Executive Vice President and Chief Operating Officer for Apple Seven and Apple Eight from their inception until the mergers were completed in March 2014.  Mrs. Gathright served as Chief Operating Officer and Senior Vice President of Operations for Apple Two from its inception until it was sold to an affiliate of ING Clarion in May 2007.  Mrs. Gathright also served as Senior Vice President of Operations for Apple Five from its inception until it was sold to Inland American Real Estate Trust, Inc. in October 2007.  She served as Executive Vice President and Chief Operating Officer of Apple Six from its inception until it merged into an affiliate of Blackstone Real Estate Partners VII in May 2013. Prior to managing these companies, Mrs. Gathright served as Assistant Vice President and Investor Relations Manager for Cornerstone Realty Income Trust, a REIT that owned and operated apartment communities in Virginia, North Carolina, South Carolina, Georgia and Texas.  From 1996 to 1998, she was an Asset Manager and Regional Controller of the Northern Region Operations for United Dominion Realty Trust, Inc., a real estate investment trust. From 1994 to 1996, she served as a Senior Staff Accountant at Ernst & Young LLP.  Mrs. Gathright serves as President of the Courtyard Franchise Advisory Council and serves on the Homewood Suites Owners Advisory Council.  Mrs. Gathright holds a Bachelor of Science degree, Graduate with Distinction, in Accounting from the McIntire School of Commerce at University of Virginia, Charlottesville, Virginia.  Mrs. Gathright passed the Virginia CPA Exam in 1994.

Justin Knight.  Mr. Knight, 40, has served as President of the Company since its inception.  Mr. Knight has also served as President of Apple Ten since its inception.  In addition, Mr. Knight served as President of Apple Seven and Apple Eight from their inception until the mergers were completed in March 2014.  Mr. Knight also served as President of Apple Two until it was sold to an affiliate of ING Clarion in May 2007, as President of Apple Five until it was sold to Inland American Real Estate Trust, Inc. in October 2007, and as President of Apple Six until it merged with an affiliate of Blackstone Real Estate Partners VII in May 2013.  Mr. Knight joined the Apple REIT Companies in 2000.  From 1999 to 2000, Mr. Knight served as Senior Account Manager for iAccess.com, LLP, a multi-media training company.  From 1997 to 1998, he served as President and Web Design Consultant of a Web development firm—Cornerstone Communications, LLC.  From 1996 to 1998, Mr. Knight served as Senior Asset Manager and Director of Quality Control for Cornerstone Realty Income Trust, a REIT that owned and operated apartment communities in Virginia, North Carolina, South Carolina, Georgia and Texas.  Mr. Knight currently serves on the Board of Trustees for Southern Virginia University (SVU) in Buena Vista, Virginia.  Mr. Knight serves on the Marriott Owners Advisory Council, the Residence Inn Association Board and the American Hotel and Lodging Association Board of Directors.  Mr. Knight holds a Master of Business Administration degree with an emphasis in Corporate Strategy and Finance from the Marriott School at Brigham Young University, Provo, Utah.  He also holds a Bachelor of Arts degree, Cum Laude, in Political Science from Brigham Young University, Provo, Utah.

 David McKenney.  Mr. McKenney, 51, has served as President of Capital Markets for the Company since its inception.  He also has also served as President of Capital Markets for Apple Ten since its inception.  In addition, Mr. McKenney served as President of Capital Markets for Apple Seven and Apple Eight from their inception until the mergers were completed in March 2014.  Mr. McKenney served in the same capacity for Apple Two until its sale to an affiliate of ING Clarion in May 2007, for Apple Five until it was sold to Inland American Real Estate Trust, Inc. in October 2007, and for Apple Six until it merged with an affiliate of Blackstone Real Estate Partners VII in May 2013. From 1994 to 2001, Mr. McKenney served as Senior Vice President and Treasurer of Cornerstone Realty Income Trust, Inc., a REIT that owned and operated apartment communities in Virginia, North Carolina, South Carolina, Georgia and Texas.  From 1992 to 1994, Mr. McKenney served as Chief Financial Officer for The Henry A. Long Company, a regional development firm located in Washington, D.C.  From 1988 to 1992, Mr. McKenney served as a Controller at Bozzuto & Associates, a regional developer of apartments and condominiums in the Washington, D.C. area.  Mr. McKenney also has five years of experience with Arthur Andersen & Co.  Mr. McKenney holds Bachelor of Science degrees in Accounting and Management Information Systems from James Madison University, Harrisonburg, Virginia.

Bryan Peery.  Mr. Peery, 49, has served as Executive Vice President and Chief Financial Officer for the Company since its inception.  He also serves as Executive Vice President and Chief Financial Officer for Apple Ten.  In addition, Mr. Peery served as Executive Vice President and Chief Financial Officer for Apple Seven and Apple Eight from their inception until the mergers were completed in March 2014.  Mr. Peery also served as Senior Vice President, Chief Financial Officer and Treasurer for Apple Two and Apple Five until Apple Two was sold to an affiliate of ING Clarion in May 2007 and Apple Five was sold to Inland American Real Estate Trust, Inc. in October 2007.  He also served as Executive Vice President and Chief FinancialOfficer for Apple Six until it merged with an affiliate of Blackstone Real Estate Partners VII in May 2013.  Prior to his service with these companies, Mr. Peery served as President (2000-2003), Vice President-Finance (1998-2000) and Controller (1997-1998) of This End Up Furniture Company.  Mr. Peery was with Owens & Minor, Inc. from 1991 until 1997, where he last served as Director and Assistant Controller-Financial Reporting.  Mr. Peery’s experience also includes five years of service with KPMG LLP.  Mr. Peery holds a Bachelor of Business Administration degree in Accounting from the College of William and Mary, Williamsburg, Virginia.  Mr. Peery is a Certified Public Accountant.  On February 12, 2014, Mr. Peery, Apple Seven, Apple Eight, Apple Nine and their related advisory companies entered into settlement agreements with the SEC.  Along with Apple Seven, Apple Eight, Apple Nine and their advisory companies, and without admitting or denying the SEC’s allegations, Mr. Peery consented to the entry of an administrative order, under which Mr. Peery and the noted companies each agreed to cease and desist from committing or causing any violations of Sections 13(a), 13(b)(2)(A), 13(b)(2)(B), 14(a), and 16(a) of the Exchange Act and Rules 12b-20, 13a-1, 13a-13, 13a-14, 14a-9, and 16a-3 thereunder.

Stock Option Grants in Last Fiscal Year

In 2008, the Company adopted a Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”).  The Directors’ Plan provides for automatic grants of options to acquire Units (subsequent to the mergers with Apple Seven and Apple Eight in 2014, options to acquire common shares will be issued under the Directors’ Plan).  The Directors’ Plan applies to directors of the Company who are not employees or executive officers of the Company.

Since adoption of the Directors’ Plan, none of the participants have exercised any of their options to acquire Units.  The following table shows the options to acquire Units that were granted under the Directors’ Plan in 2013:

Option Grants in Last Fiscal Year

Name(1)	Number of Units Underlying Options Granted in 2013(2)
Glade M. Knight	—
Lisa B. Kern(3)	—
Bruce H. Matson	36,487
Michael S. Waters	36,487
Robert M. Wily	36,487
James C. Barden, Jr.	5,500

(1)	Glade M. Knight is not eligible under the Directors’ Plan.

(2)	Options granted in 2013 are exercisable for ten years from the date of grant at an exercise price of $10.25 per Unit.

(3)	Resigned from the Board effective February 11, 2013, due to a new employment position.

Audit Committee Report

The Audit Committee of the Board of Directors is currently composed of three directors.  All three directors are independent directors as defined under “Committees of the Board.”  The Audit Committee operates under a written charter that was adopted by the Board of Directors on October 16, 2008 and is annually reassessed and updated, as needed, in accordance with applicable rules of the Securities and Exchange Commission.  The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors.  In fulfilling its oversight duties, the Committee reviewed and discussed the audited financial statements for fiscal year 2013 with management and the Company’s independent auditors, Ernst & Young LLP, including the quality and acceptability of the accounting principles, the reasonableness of significant judgments and the clarity of disclosure in the financial statements.  The Audit Committee also reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and Ernst & Young LLP’s report on the effectiveness of the Company’s internal control over financial reporting.  Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  Ernst & Young LLP is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.

The Audit Committee also has discussed with the independent auditors the matters required to be discussed pursuant to PCAOB Auditing Standard No. AU 380, “Communication with Audit Committees.”  Additionally, the Audit Committee has received the written disclosures and letter from the independent auditors required by PCAOB Ethics and Independence Rule 3526, “Communications with Audit Committees Concerning Independence,” and has discussed with the independent auditors, the independent auditors’ independence.  The Audit Committee has considered whether the provision of non-audit services (none of which related to financial information systems design and implementation) by the independent auditors is compatible with maintaining the auditors’ independence.  Based on the review and discussions described in this Report, and subject to the limitations on its role and responsibilities described below and in its charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

The members of the Audit Committee are not experts in accounting or auditing and rely without independent verification on the information provided to them and on the representations made by management and the independent auditors.  Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that the Company’s financial statements have been prepared in accordance with generally accepted accounting principles.

April 7, 2014	Michael S. Waters, Chair
Kent W. Colton
James C. Barden, Jr. (Current Members of the Audit Committee)

Certain Relationships and Agreements

The Company has, and is expected to continue to engage in, significant transactions with related parties. These transactions cannot be construed to be at arm’s length and the results of the Company’s operations may be different if these transactions were conducted with non-related parties. The Company’s independent members of the Board of Directors oversee and annually review the Company’s related party relationships (which include the relationships discussed in this section) and are required to approve any significant modifications to the existing relationships, as well as any new significant related party transactions. There were no changes to the contracts discussed in this section and no new significant related party transactions during 2013 (other than the transactions related to the completion of Apple Six’s merger with a third party and the Merger Agreement and related transactions as discussed below). The Board of Directors is not required to approve each individual transaction that falls under the related party relationships. However, under the direction of the Board of Directors, at least one member of the Company’s senior management team approves each related party transaction.  Pursuant to an Agreement and Plan of Merger entered into on August 7, 2013, as amended (the “Merger Agreement” and “Apple Seven and Apple Eight mergers”), Apple Seven and Apple Eight merged with and into wholly owned subsidiaries of the Company effective March 1, 2014 and Apple Seven’s and Apple Eight’s separate corporate existence ceased.

The term the “Apple REIT Entities” means the Company, Apple Six, Apple Seven, Apple Eight, and Apple Ten.  The term the “Advisors” means Apple Six Advisors, Inc., Apple Seven Advisors, Inc., Apple Eight Advisors, Inc., Apple Nine Advisors, Inc. (“A9A”), Apple Ten Advisors, Inc. (“A10A”), Apple Suites Realty Group, Inc. (“ASRG”), and Apple Six Realty Group, Inc.  The Advisors are wholly owned by Glade M. Knight, Chairman and Chief Executive Officer of the Company.  Prior to the Apple Seven and Apple Eight mergers, Mr. Knight was Chairman and Chief Executive Officer of Apple Seven and Apple Eight, and he is currently Chairman and Chief Executive Officer of Apple Ten.  Prior to the Apple Seven and Apple Eight mergers, members of the Company’s Board of Directors were also on the Board of Directors of Apple Seven and/or Apple Eight.  Currently, one member of the Company’s Board of Directors, other than Mr. Knight, is also on the Board of Directors of Apple Ten.

On May 14, 2013, Apple Six merged with and into an entity that is not affiliated with the Apple REIT Entities or the Advisors.  Pursuant to the terms and conditions of the merger agreement, dated as of November 29, 2012, upon completion of the merger, the separate corporate existence of Apple Six ceased (the “A6 Merger”).  Prior to the A6 Merger, Glade M. Knight was Chairman and Chief Executive Office of Apple Six and members of the Company’s Board of Directors were also on the Board of Directors of Apple Six.

Prior to the Apple Seven and Apple Eight mergers, the Company was externally managed and did not have any employees. Its advisor, A9A, provided the Company with its day-to-day management.  ASRG provided the Company with property acquisition and disposition services.  The Company paid fees and reimbursed certain costs to A9A and ASRG for these services. A9A provided the management services to the Company through an affiliate, Apple Fund Management, Inc. (“AFM”), a wholly owned subsidiary of A9A prior to the Apple Seven and Apple Eight mergers.  Prior to the A6 Merger, AFM was a wholly owned subsidiary of Apple Six.  Apple Seven and Apple Eight were also externally managed, and had similar arrangements with external advisors and AFM prior to the Apple Seven and Apple Eight mergers.  As contemplated in the

Merger Agreement, in connection with the Apple Seven and Apple Eight mergers effective March 1, 2014, the Company became self-advised and Apple Seven, Apple Eight and the Company terminated their advisory agreements with their respective Advisors, and AFM became a wholly owned subsidiary of the Company.  As a result, the employees, including management, are now employed by the Company rather than by the Company’s external advisor.

Also, in connection with the Merger Agreement, on August 7, 2013, the Company entered into a subcontract agreement with A10A to subcontract A10A’s obligations under the advisory agreement between A10A and Apple Ten to the Company.  From and after the Apple Seven and Apple Eight mergers, the Company will provide to Apple Ten the advisory services contemplated under the A10A advisory agreement and the Company will receive fees and expenses payable under the A10A advisory agreement from Apple Ten.

Relationship with AFM

AFM was formed to provide employee personnel, including the executive officers of the Company, for a number of related parties.  AFM was created to be a cost sharing entity only with no intent or expectation of profit.  Prior to the completion of the Apple Seven and Apple Eight mergers, all of the costs of AFM were allocated to and reimbursed by the entities that utilized its resources.  The Apple REIT Entities and Advisors utilized the resources of AFM during 2013.  Prior to the completion of the Apple Seven and Apple Eight mergers, AFM received its direction for staffing and compensation from the Advisors, each of which was wholly owned by Glade M. Knight.  Although there was a potential conflict on time allocation of personnel due to the fact that a senior manager, officer or staff member provided services to more than one company (which still exists because of the relationship between Apple Ten and the Company), the Company believes that the executives and staff compensation sharing arrangement allowed the companies to share costs yet attract and retain superior executives and staff.  The cost sharing structure also allowed each entity to maintain a much more cost-effective structure than having separate staffing arrangements.  Prior to the A6 Merger, amounts reimbursed to AFM included both compensation for personnel and “overhead” (office rent, utilities, benefits, office supplies, etc.) utilized by the companies.  Since the employees of AFM also performed services for the Advisors, individuals, including executive officers, have received consideration directly from the advisors as part of the advisors’ operating costs.  The Company’s, as well as the other REIT’s Compensation Committees, annually reviewed the staffing and compensation of AFM and the overall allocation to the specific REIT’s and Advisors for reasonableness.  As part of this arrangement, the day-to-day transactions resulted in amounts due to or from the related parties.  To effectively manage cash disbursements, the individual companies made payments for any or all of the related companies.  The amounts due to or from the related companies were reimbursed or collected and were not significant in amount.  The Company may engage in similar cash management disbursements with Apple Ten going forward.

Relationship with ASRG

Prior to the completion of the Apple Seven and Apple Eight mergers, the Company had a contract with ASRG to provide brokerage services for the acquisition and disposition of real estate assets.  In accordance with the contract, ASRG was paid a fee equal to 2% of the gross purchase or sales price (as applicable) of any acquisitions or dispositions of real estate investments plus certain reimbursable expenses, subject to certain conditions.  Total fees paid through December 31, 2013, to ASRG for services under the terms of this contract were approximately $37.5 million.  Fees paid in 2013 were approximately $1.3 million.

Included in the total fees paid to ASRG by the Company is approximately $4.0 million related to the sale of 110 parcels of the Company’s land, leased to a third party, in April 2012.  Of this amount, approximately $2.8 million was paid to ASRG during the second quarter of 2012 and the remaining $1.2 million was paid during the fourth quarter of 2013 upon repayment of the $60 million note received by the Company in connection with the sale of the 110 parcels.  The independent members of the Board of Directors approved the sale of the parcels.  Although the purchaser was not affiliated with the Company, a partner of the purchaser, Anthony F. Keating, III, is also a member of the Board of Directors of Apple Ten.

Relationship with A9A

Prior to the completion of the Apple Seven and Apple Eight mergers, the Company also had a contract with A9A pursuant to which A9A advised the Company and provided day-to-day management services and due diligence services on acquisitions.  As discussed above, A9A utilized personnel, including executive management, of AFM (which immediately after the A6 Merger became a wholly owned subsidiary of A9A) to provide such day-to-day management and due diligence services.  The transaction between A9A and Apple Six was made with no cash consideration exchanged between the entities.  In accordance with the contract, the Company paid A9A a fee equal to 0.1% to 0.25% of the total equity contributions to the Company, in addition to certain reimbursable expenses.  The aggregate amount earned by A9A in 2013 was approximately $5.5 million.  Of this total amount, approximately $2.8 million were fees earned by A9A and $2.7 million were expenses reimbursed (or paid directly to AFM on behalf of A9A) by A9A to AFM.

The amount allocated to the Company in 2013 was based on the estimated proportionate use of the staff and overhead of AFM by the Company, acting on behalf of the Company.  The staffing of AFM was based on the needs of all companies participating in the allocation.  The amounts allocated to the Company were, at least annually, reviewed by the Company’s Compensation Committee for reasonableness.  As noted above, in connection with the Apple Seven and Apple Eight mergers effective March 1, 2014, the Company became self-advised and Apple Seven, Apple Eight and the Company terminated their advisory agreements with their respective Advisors, and AFM became a wholly owned subsidiary of the Company.

Separate and apart from the cost allocation and reimbursement arrangements described above, during 2013, certain consideration was provided by A9A to certain executive officers of the Company.  This consideration was not a cost of the Company.  This consideration was provided pursuant to an agreement entered into by the applicable executive officers and A9A. Under this agreement, the following individuals have received consideration which is calculated based on a percentage of the advisory fees paid to A9A, as follows: Glade M. Knight (50%); David McKenney (14%); Justin Knight (14%); Kristian Gathright (14%); and Bryan Peery (8%).  The amount allocated from the advisory fee to each of these individuals is included in the “All Other Compensation” column of the Summary Compensation Table.

Apple REIT Entities and Advisors Cost Sharing Structure

Prior to completion of the Apple Seven and Apple Eight mergers, AFM was an affiliate of each of the Advisors.  During 2013, each of the Advisors provided management services through the use of AFM to, respectively, the Company, Apple Six (prior to the A6 Merger), Apple Seven, Apple Eight and Apple Ten.  In connection with the A6 Merger, effective May 14, 2013, the entire membership interest of Apple Six in AFM was transferred and assigned to A9A, which then became the sole member of AFM.  As part of the assignment, A9A and the other Advisors agreed to indemnify the buyer of Apple Six for liabilities related to AFM.  The assignment of AFM’s interest to A9A had no impact on the Company’s advisory agreement with A9A or the process of allocating costs from AFM to the Apple REIT Entities or Advisors as described below, except Apple Six and its advisors, Apple Six Advisors, Inc. and Apple Six Realty Group, Inc. (collectively “A6 Advisors”), no longer participate in the cost sharing arrangement, thereby increasing the remaining companies’ share of the allocated costs.

Also, in connection with the A6 Merger, on May 13, 2013, the Company acquired from Apple Six the Apple REIT Entities’ and Advisors’ headquarters in Richmond, Virginia (“Headquarters”) and assumed the Fort Worth, Texas office lease agreement for approximately $4.5 million, which approximated fair value at the time of acquisition based on third party market comparisons. As part of the purchase, the Company agreed to release Apple Six from any liabilities related to the Headquarters or office lease. As described below, prior to completion of the Apple Seven and Apple Eight mergers, any costs associated with the Headquarters and office lease, including office rent, utilities, office supplies, etc. (“Office Related Costs”), were allocated to the Apple REIT Entities and Advisors, excluding Apple Six and the A6 Advisors after the A6 Merger.  Following the completion of the Apple Seven and Apple Eight mergers, Office Related Costs are allocated between the Company, Apple Ten, A10A and ASRG.

Prior to the A6 Merger, amounts reimbursed to AFM included both compensation for personnel and Office Related Costs used by the companies.  As discussed above, as a result of the A6 Merger, beginning on May 14, 2013, Office Related Costs were allocated from the Company to the other Apple REIT Entities and Advisors, excluding Apple Six and A6 Advisors.  Each of these companies agreed to reimburse the Company for its share of these costs.  From the period May 14, 2013, through December 31, 2013, the Company received reimbursement of its costs totaling approximately $0.6 million from the participating entities.  The Company’s net allocated Office Related Costs were approximately $0.2 million and were included in general and administrative costs in the Company’s consolidated statements of operations.  The allocation of compensation for personnel and Office Related Costs will continue with Apple Ten and their advisors.

The Company has incurred legal fees associated with the Legal Proceedings and Related Matters discussed in its Annual Report on Form 10-K.  The Company also incurred other professional fees, such as fees related to accounting, auditing and financial reporting.  These fees were included in general and administrative expenses in the Company’s consolidated statements of operations.  To be cost effective, these services received by the Company were shared as applicable across the other Apple REIT Entities, and will continue to be shared with Apple Ten.  The professionals could not always specifically identify their fees for one company; therefore, management allocated these costs across the companies that benefited from the services.  The total costs for the Legal Proceedings and Related Matters discussed in the Company’s Annual Report for all of the Apple REIT Entities (excluding Apple Six after the A6 Merger) was approximately $2.9 million in 2013, of which approximately $0.8 million was allocated to the Company.  During the fourth quarter of 2013, the Apple REIT Entities entered into a release agreement with their primary directors’ and officers’ liability insurance carrier related to claims submitted by the Apple REIT Entities pertaining to these matters, of which approximately $2.1 million was reimbursed directly to the Company during the fourth quarter of 2013.  The Company anticipates it will continue to incur costs associated with these matters and will continue to submit claims requesting reimbursements from its directors and officers liability insurance policy.

Apple Air Holding, LLC Membership Interest

During 2013, the Company had a 24% equity investment in Apple Air Holding, LLC (“Apple Air”).  As of December 31, 2013, the other members of Apple Air were Apple Seven, Apple Eight and Apple Ten.  In connection with the A6 Merger, on May 13, 2013, Apple Ten acquired its membership interest in Apple Air from Apple Six.  In connection with the completion of the Apple Seven and Apple Eight mergers on March 1, 2014, the Company’s equity investment in Apple Air increased to 74%.  Through its equity investment, the Company has access to Apple Air’s aircraft for acquisition, asset management and renovation purposes.  The Company’s equity investment was approximately $1.7 million as of December 31, 2013.  The Company has recorded its share of income and losses of the entity under the equity method of accounting and adjusted its investment in Apple Air accordingly.  For the year ended December 31, 2013, the Company recorded a loss of approximately $0.2 million as its share of the net loss of Apple Air, which primarily relates to the depreciation of the aircraft.

Merger and Related Transactions

Effective March 1, 2014, the Company completed its mergers with Apple Seven and Apple Eight.  Pursuant to the terms of the Merger Agreement, in connection with the Apple Seven and Apple Eight mergers, the Company became self-advised.  In connection with the completion of the Apple Seven and Apple Eight mergers, the following events occurred:

●
Pursuant to the terms of the termination agreement dated August 7, 2013, as amended, the existing advisory agreements and property acquisition/disposition agreements with respect to Apple Seven, Apple Eight and the Company were terminated effective immediately before the completion of the Apple Seven and Apple Eight mergers.  No separate payments were made in connection with the termination of the existing advisory agreements and property acquisition/disposition agreements, and as a result, Apple Seven, Apple Eight and the Company no longer pay the various fees previously paid to their respective Advisors.  As a result, the Company’s outstanding Series B convertible preferred shares were converted into the Company’s common shares in accordance with the then-existing provisions of the Company’s articles of incorporation and the Company’s outstanding Series A preferred shares were automatically terminated.  Approval of the Apple Seven and Apple Eight mergers by each company’s respective shareholders will result in the recognition of an expense related to the conversion of the Company’s Series B convertible preferred shares into common shares in the first quarter of 2014.  Although the final estimate of fair value may vary from these estimates, the Company’s preliminary estimate of the fair value of $9.00 to $11.00 per common share would result in an expense ranging from approximately $104 million to $128 million, and will be recognized as an expense in the first quarter of 2014 in the Company’s statement of operations.

●
Pursuant to the subcontract agreement dated August 7, 2013, as amended (the “Subcontract Agreement”), between the Company and A10A, A10A has subcontracted its obligations under the advisory agreement between A10A and Apple Ten to the Company.  The Subcontract Agreement provides that, from and after the completion of the Apple Seven and Apple Eight mergers, the Company will provide to Apple Ten advisory services for a fee and will be reimbursed by Apple Ten for the use of the Company’s employees and corporate office and other costs associated with the advisory agreement.  The amount reimbursed to the Company will be based on a good faith estimate of the proportionate amount of time incurred by the Company’s employees on behalf of Apple Ten.  The subcontract with Apple Ten provides for an annual fee that will range from 0.1% to 0.25% (based on Apple Ten’s operating results) of total equity proceeds received by Apple Ten.

●
Pursuant to the assignment and transfer agreement dated August 7, 2013, as amended (the “Transfer Agreement”), between the Company, A9A and AFM, the Company acquired all of the membership interests in AFM from A9A effective immediately following the completion of the Apple Seven and Apple Eight mergers.  The Transfer Agreement provides that the Company will assume all of the obligations of the predecessor owners of AFM under prior transfer agreements involving the transfer of the membership interests in AFM (including Apple Two, Apple Five, Apple Six and A9A) and relieve the predecessor owners and the other advisory companies of any liability with respect to AFM.

Other Relationships

During 2013, Nelson G. Knight (Glade M. Knight’s son and Justin G. Knight’s brother) was an employee of AFM and the portion of his annual salary allocable to the Company was less than $120,000.

Compensation Discussion and Analysis

General Philosophy

The Company’s executive compensation philosophy is to attract, motivate and retain a superior management team.  The compensation program prior to the Apple Seven and Apple Eight mergers, which was effectuated through AFM, rewarded each executive officer (except for the Chief Executive Officer) for his or her contributions to the Company, the other Apple REIT companies, which, during fiscal year 2013, included Apple Six, Apple Seven, Apple Eight, and Apple Ten (collectively, the “Other Apple REITs”) and their related advisors.  In addition, the Company (through AFM) utilized annual incentive benefits that were designed to be competitive with comparable employers and to align the executive officers’ incentives with the interests of the shareholders.

Since each executive officer performed similar functions for the Other Apple REITs, each executive officer’s total compensation paid by the Company was proportionate to the estimated amount of time devoted to activities associated with the Company.  Prior to the mergers, neither the Company nor any of the Other Apple REITs provided long-term compensation for the executive officers or used stock based awards.  At the inception of each of the Company and the Other Apple REITs, however, Mr. Knight assigned to certain executive officers of the Company, the benefits (if any) associated with specified percentages of his shares of Series B convertible preferred stock.  In connection with the mergers of Apple Seven and Apple Eight, the shares of the Company’s Series

B convertible preferred stock that Mr. Knight assigned to certain executive officers have been converted into shares of the Company’s common stock and are reflected as such in the table located above under the section entitled, “Security Ownership of Management.”  Should the Company implement a stock based award program or one or more long-term compensation programs for fiscal year 2014 or beyond, the Compensation Committee of the Board of Directors will affirmatively approve the program.

Prior to the mergers, the Company’s Chief Executive Officer and Chairman of the Board of Directors was also the Chief Executive Officer and Chairman of the Board of Directors of the Other Apple REITs, and was the Chief Executive Officer and sole shareholder of the various Advisors to the Company and the Other Apple REITs.  Prior to the mergers, each of the Advisors had certain agreements with the Company and the Other Apple REITs, which resulted in the payment of fees to the Advisors for both management and realty services.  During 2013, the Advisors received total fees of approximately $14.0 million from Apple Six, Apple Seven, Apple Eight, the Company and Apple Ten.  Historically, the Compensation Committee considered these fees when developing the Chief Executive Officer’s compensation attributable to the Company.  As a result, the allocated share of the Chief Executive Officer’s compensation attributable to the Company has been minimal since the inception of the Company and each of the Other Apple REIT companies.  In addition, and prior to the mergers, the Advisors to both the Company and the Other Apple REITs developed goals, objectives and compensation targets for the other executive officers (except for the Chief Executive Officer), and reviewed those items with the Compensation Committee.  The Compensation Committee also considered the shareholder support for the “say-on-pay” proposal received at the 2013 annual meeting of shareholders.

As such, the Compensation Committee continued to apply the same effective principles and philosophy it has used in previous years in annually determining the compensation of the Chief Executive Officer, annually reviewing the compensation of the other executive officers, and annually reviewing the Company’s proportionate share of compensation expense.  Going forward, and due to the internalization of management as a result of the mergers, it is likely that the Compensation Committee will review and approve the compensation targets for all of the Company’s executive officers.  The Compensation Committee will also continue to consider shareholder concerns and feedback in the future with regard to executive compensation.

 Base and Incentive Salaries

The process of establishing each executive officer’s compensation involved establishing an overall targeted amount based on the senior manager’s overall responsibilities and allocating that total between base and incentive compensation.  The overall target was developed using comparisons to compensation paid by other public hospitality REITs, and consideration of each individual’s experience in their position and the industry, the risks and deterrents associated with their position and the anticipated difficulty to replace the individual.  Prior to the mergers, it was the Advisors’ intention to set this overall target sufficiently high enough to attract and retain a strong and motivated leadership team, but not so high that it created a negative perception with the Company’s shareholders.  Once the overall target was established, approximately 75% of that number was allocated to base salary and the remaining 25% was allocated to incentive compensation.  The incentive compensation was then allocated 50% to the overall performance of each participating entity (typically Funds From Operations (FFO) targets based on the companies’ current annual budget) and 50% to each individual’s subjective performance objectives.  The base compensation and incentive compensation was allocated through the allocation discussed above, which was based on the overall estimated time and use of the personnel and not based on specific performance of an individual or individual entity.  Going forward, it is likely that the Company and the Compensation Committee will implement a similar methodology with respect to the process of establishing each executive officer’s compensation.

Perquisites and Other Benefits

Historically, the executive officers participated in other benefit plans on the same terms as other employees.  These plans include medical insurance, dental insurance, life insurance, disability insurance and a 401K plan.  As noted in the Summary Compensation Table below, the Company provided limited perquisites to its executive officers.

Consideration Provided by A9A

As discussed above under “Certain Relationships and Agreements,” separate and apart from the compensation allocation arrangements described above, certain consideration was provided by A9A to certain executive officers of the Company.  Unlike the salary, bonus and benefit plan compensation described above, the consideration provided by A9A to certain executive officers of the Company was not a cost of the Company that was reimbursed under the advisory agreement, nor did it necessarily relate to any work done for the Company.  The amount allocated from the advisory fee to each of these individuals is included in the “All Other Compensation” column of the Summary Compensation Table below.  The Company would like to emphasize to the reader that these amounts are not to be added to the amount of the advisory fee and the compensation costs reimbursed to AFM on behalf of A9A when considering the total outflows of cash from the Company to A9A and to the executive officers.  Doing so would result in duplication of these amounts.  Instead, these amounts were paid directly by A9A, wholly owned by Glade M. Knight, and were not in addition to the advisory fee paid to A9A.

Summary Compensation Table

Name	Position	Year	Salary(1)	Bonus(1)	All Other Compensation(2)	Total(3)
Glade Knight	Chief Executive Officer	2013	$12,093	$186	$1,407,699	$1,419,978
		2012	10,000	115	1,441,790	1,451,905
		2011	10,000	157	1,506,605	1,516,762

Bryan Peery	Executive Vice President,	2013	65,993	44,635	230,972	341,600
	Chief Financial Officer	2012	51,000	12,839	234,555	298,394
		2011	51,000	12,875	246,162	310,037

Justin Knight	President	2013	80,581	46,231	400,500	527,312
		2012	69,300	14,965	409,270	493,535
		2011	69,300	10,046	427,346	506,692

David McKenney	President, Capital	2013	80,581	46,231	400,500	527,312
	Markets	2012	69,300	14,953	409,270	493,523
		2011	69,300	10,046	427,346	506,692

Kristian Gathright	Executive Vice President,	2013	69,767	46,698	400,551	517,016
	Chief Operating Officer	2012	60,000	15,109	408,965	484,074
		2011	60,000	10,147	427,475	497,622

(1)	The amounts in the Salary and Bonus columns, and a portion of the amounts in the All Other Compensation column represent the Company’s allocated share of each officer’s total compensation from AFM.

(2)
Includes the portion of the health insurance, life and disability insurance, parking and 401K match paid by the Company. Also includes consideration provided pursuant to an agreement entered into by certain executive officers and A9A and discussed under “Certain Relationships and Agreements.”  Under this agreement, the following individuals have received (or in the case of Glade M. Knight, who is the owner of A9A, retained) consideration which is calculated based on a percentage of the advisory fees paid to A9A, as follows: Glade M. Knight (50%);

Bryan Peery (8%); David McKenney (14%); Justin Knight (14%) and Kristian Gathright (14%).  The Company would like to emphasize to the reader that these amounts are not to be added to the amount of the advisory fee and the compensation costs reimbursed to AFM on behalf of A9A when considering the total outflows of cash from the Company to A9A and to the executive officers.  Doing so would result in duplication of these amounts.  Instead, the amounts set forth below are paid directly by A9A, which is wholly owned by Glade Knight, and are not in addition to the advisory fee paid to A9A.  The amounts included in this column that represent consideration to an officer from A9A were:

	2013	2012	2011
Glade Knight	$1,403,956	$1,438,658	$1,502,454
Bryan Peery	224,633	230,185	240,393
Justin Knight	393,108	402,824	420,687
David McKenney	393,108	402,824	420,687
Kristian Gathright	393,108	402,824	420,687

(3)	As discussed on pages 15-21, represents the Company’s allocated share of each officer’s total compensation from AFM, plus the consideration provided by A9A to the officer as discussed in Note 2 above.

Subsequent to the Apple Seven and Apple Eight mergers the Company became self-advised. As a result, the salary and bonus columns in the above table will increase in the future, the Company will not incur the advisory fees that are included in other compensation in the above table, it will continue to allocate and be reimbursed for costs related to Apple Ten and it will receive advisory fees from the subcontract with A10A discussed above.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Current Members of the Compensation Committee:
Glenn W. Bunting, Chair
James C. Barden, Jr.
Robert M. Wily

Section 16(a) Beneficial Ownership Reporting Compliance

The Company’s directors and executive officers, and any persons holding more than 10% of the outstanding Common Shares, have filed reports with the Securities and Exchange Commission with respect to their initial ownership of Common Shares and any subsequent changes in that ownership. The Company believes that during 2013 each of its officers and directors complied with any applicable filing requirements, except for Glade M. Knight who amended his Form 3 in 2014 to report the holding of the 480,000 series B preferred shares issued upon founding the Company.

In making this statement, the Company has relied solely on written representations of its directors and executive officers and copies of reports that they have filed with the Securities and Exchange Commission.  In 2013 and 2014 through the Record Date, no person held more than 10% of the outstanding Common Shares.

Other Matters for the 2014 Annual Meeting of Shareholders

Management knows of no matters, other than those stated above, that are likely to be brought before the Annual Meeting. However, if any matters that are not currently known come before the Annual Meeting, the persons named in the enclosed proxy are expected to vote the Common Shares represented by such proxy on such matters in accordance with their best judgment.

Matters to be Presented at the 2015 Annual Meeting of Shareholders

Any qualified shareholder who wishes to make a proposal to be acted upon next year at the 2015 Annual Meeting of Shareholders must submit such proposal for inclusion in the proxy statement and proxy card to the Company at its principal office in Richmond, Virginia, by no later than December 8, 2014.

In addition, the Company’s bylaws establish an advance notice procedure with regard to certain matters, including shareholder proposals not included in the Company’s proxy statement, to be brought before an annual meeting of shareholders.  In general, notice must be received by the Secretary of the Company (i) on or after February 1st and before March 1st of the year in which the meeting will be held, or (ii) not less than 60 days before the date of the meeting if the date of such meeting is earlier than May 1 or later than May 31 in such year.  The notice must contain specified information concerning the matters to be brought before such meeting and concerning the shareholder proposing such matters.  Therefore, assuming the Company’s 2015 Annual Meeting is held in May 2015, to be presented at such Annual Meeting, a shareholder proposal must be received by the Company on or after February 1, 2015 but no later than February 28, 2015.

By Order of the Board of Directors

David Buckley
Secretary

April 7, 2014

THE COMPANY DEPENDS UPON ALL SHAREHOLDERS PROMPTLY SIGNING AND RETURNING THE ENCLOSED PROXY CARD TO AVOID COSTLY SOLICITATION.  YOU CAN SAVE THE COMPANY CONSIDERABLE EXPENSE BY SIGNING AND RETURNING YOUR PROXY CARD IMMEDIATELY.

PROXY Apple Hospitality REIT, Inc. 814 East Main Street Richmond, VA 23219
THIS PROXY IS SOLICITED ON BEHALF OF MANAGEMENT

The undersigned hereby appoints David McKenney, Bryan Peery and David Buckley as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all common shares of Apple Hospitality REIT, Inc. held by the undersigned on March 21, 2014, at the Annual Meeting of Shareholders at the Marriott in downtown Richmond, Virginia located at 500 East Broad Street, Richmond, Virginia 23219, on Thursday, May 15, 2014 at 11:15 a.m., eastern daylight time, or any adjournment thereof.  If one of the director nominees specified below ceases to be available for election as a director, discretionary authority may be exercised by each of the Proxies named herein to vote for a substitute.

Management recommends a vote of “FOR” the nominees listed in proposal one, “FOR” proposal two, and “FOR" proposal three.

1. ELECTION OF DIRECTORS
❒ FOR James C. Barden, Jr.	❒ WITHHOLD AUTHORITY to vote for James C. Barden, Jr.

❒ FOR Glenn W. Bunting	❒ WITHHOLD AUTHORITY to vote for Glenn W. Bunting

❒ FOR Kent W. Colton	❒ WITHHOLD AUTHORITY to vote for Kent W. Colton

❒ FOR Glade M. Knight	❒ WITHHOLD AUTHORITY to vote for Glade M. Knight

2. APPROVAL, ON AN ADVISORY BASIS, OF THE EXECUTIVE COMPENSATION
❒ For ❒ Against ❒ Abstain

3.  RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

❒ For            ❒ Against           ❒ Abstain

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES IN PROPOSAL ONE, FOR PROPOSAL TWO AND FOR PROPOSAL THREE AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF SHAREHOLDERS.

IN ADDITION TO THE ENCLOSED, THE COMPANY’S PROXY STATEMENT FOR THE 2014 ANNUAL MEETING OF SHAREHOLDERS AND THE ANNUAL REPORT FOR THE YEAR ENDED DECEMBER 31, 2013, ARE AVAILABLE AT HTTP://MATERIALS.PROXYVOTE.COM/03784Y.

(Continued on reverse side)

Please indicate whether you plan to attend the Annual Meeting in person:     ☐  Yes           ☐  No

Please print exact name(s) in which shares are registered, and sign exactly as name appears.  When shares are held by joint tenants, both should sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by President or other authorized officer.  If a partnership or other entity, please sign in partnership or other entity name by authorized person.

Dated: , 2014
Printed Name

Signature

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Please mark, sign, date and return the Proxy
Card promptly using the enclosed envelope.	Title of Signing Person (if applicable)